Exhibit 1A-12.1

Whiteford, Taylor & Preston L.L.P.

Seven Saint Paul Street Baltimore, Maryland 21202-1626 Main Telephone (410) 347-8700 Facsimile (410) 752-7092	Delaware* District of Columbia Kentucky Maryland New York pennsylvania virginia www.wtplaw.com (800) 987-8705

August 14, 2026

Park View OZ REIT, Inc.

One Beacon Street

32nd Floor

Boston, MA 02108

Re:	Park View OZ REIT, Inc. – Post-Qualification Offering Statement Amendment No. 2 on Form 1-A (File No. 024-12437)

Ladies and Gentlemen:

We have acted as special Maryland opinion counsel to Park View OZ REIT, Inc., a Maryland corporation (the “Company”), in connection with the filing of Post-Qualification Offering Statement Amendment No. 2 (“Amendment No. 2”) to the Company’s Offering Statement on Form 1-A (File No. 024-12437), originally qualified by the Securities and Exchange Commission (the “SEC”) on July 11, 2024, under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering by the Company (the “Offering”) of up to 738,113 shares of Company Common Stock, $0.01 par value per share (the “Shares”), at an offering price of $100.00 per share.

For purposes of this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

1.	Articles of Amendment and Restatement of the Company, as filed with the Maryland State Department of Assessments and Taxation on August 26, 2020;

2.	Amended and Restated Bylaws of the Company, adopted by the Board of Directors on April 26, 2024;

3.	The Offering Statement on Form 1-A (File No. 024-12437), as originally filed and as amended, including Amendment No. 1 filed on July 17, 2025, and Amendment No. 2;

4.	Resolutions of the Board of Directors of the Company authorizing the Offering and the issuance of the Shares; and

5.	A certificate of good standing of the Company issued by the Maryland State Department of Assessments and Taxation.

We have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed:  (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to this opinion, we have relied solely upon the above-referenced certificates or comparable documents and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered against payment therefor as described in the manner described in the Offering Statement, as amended by Amendment No. 2, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Maryland General Corporation Law, as currently in effect, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to our firm in the offering circular that is a part of the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Whiteford, Taylor & Preston L.L.P.
Whiteford, Taylor & Preston L.L.P.